Exhibit 16(b).1

Fig Publishing, Inc.

Developer Questionnaire

This questionnaire is intended to assist Fig with preparing offering materials for Fig’s potential investors. Certain information provided may be publicly disclosed. If you have a confidentiality concern as to any of the information you provide, please note it in the margin of the questionnaire or otherwise bring it to our attention, so that we may discuss it with you.

Please complete this questionnaire and return it to Justin Bailey at Fig Publishing, Inc., justin@fig.co as soon as possible. Please contact Justin if you have any questions regarding how to respond to any portion of this questionnaire. Feel free to provide any of the below information on separate pages. Thank you!

A.	Corporate Information

1.	What is your company’s legal name?

2.	When and in what jurisdiction was your company formed or incorporated? How long has your company been in business?

3.	Where is your principal office located? Please list any other offices as well.

4.	How many full-time employees do you currently have?

5.	Do you expect that most of the development work on the Licensed Game will be performed by people that are not full time employees? If so, please describe your plans to use independent contractors or partners generally. If these parties are now known, please list them below and describe what their contribution to the development of the Licensed Game will be.

6.	Please list your chief executive officer and any other key officers or employees.

7.	Do you have a full-time employee that is responsible for managing the company’s finances? If not, please describe who handles this function.

8.	To your knowledge, within the past 10 years, has your company, or any executive, other principal or key employee of your company:

a.	been charged with, convicted of, or otherwise penalized for or subject to an order relating to, violating any securities law, rule or regulation?

b.	been named as a party to any bankruptcy petition or any major civil litigation or other legal proceeding?

c.	been convicted of or pleaded nolo contendere in a criminal matter or proceeding, or been the subject of a pending criminal proceeding (excluding traffic violations and other minor traffic offenses)?

If so, provide a full description.

B.	Game Development Experience (Last 5 Years)

1.	Please complete the table below for games that you have developed during the last 5 years.

Date of Release	Title	Publisher	Platforms	Initial Retail Price

2.	Please provide commentary on the commercial success or lack of commercial success for each of these games, such as providing units sold numbers.

3.	Of these games, were any developed using crowdfunding? If so, please describe the campaign and the results?

4.	Describe the size and capabilities of the development team for the Licensed Game. What other games have members of the development team worked on? How does the scope and type of your prior development efforts compare with those of the Licensed Game?

5.	Please indicate the approximate number of games that you typically have under development at any given time. If you expect this number to increase significantly before the Licensed Game is complete, please describe. Will other ongoing projects make it difficult to develop the Licensed Game on time and on budget?

6.	Please describe the principal risks that may prevent you from developing the Licensed Game on time and on budget.

7.	Please provide a copy of your most recent financial statements, and if you cannot provide financial statements, please describe your company’s financial condition using as many statements, numbers or other details as you are willing to provide. We will get back to you if we find the information insufficient.

8.	Does your company have any credit facilities? If so, what is the borrowing capacity of your company and how will such borrowed funds be used to develop the Licensed Game?

9.	Looking back on the history of your business, describe instances, situations or times when the business or finances of the company was challenged negatively and how they were overcome.

10.	Have any of your games or projects been canceled or otherwise halted prior to completion or publication? If so, list such games and state the reasons why such games were not ultimately completed or published.

C.	Historical Sales Performance (Last 3 Years)

1.	Please provide any available information about the historical sales performance of each of games you have developed in the past 3 years.

2.	Describe the profitability and return on investment for each of your prior games.

3.	Have any of your games or projects experienced unexpected costs well in excess of budgeted amounts? If so, list such games or projects and provide the reasons why:

D.	IP Ownership

1.	Does your company own 100% of the IP rights associated with the Licensed Game? If not, who owns the rights not owned by you?

2.	Have any of the IP rights associated with the Licensed Game been licensed elsewhere or for another game?

3.	Are there any restrictions on your use of the IP rights associated with the Licensed Game – length of time, platform limits, geographic limits, etc.?

4.	Please provide a copy of any significant IP license agreements related to the Licensed Game, such as brand and IP rights.

E.	The Licensed Game

1.	Please provide any materials created for your proposed budget or development plans (with estimated dates) for the complete development of the Licensed Game.

2.	Please list all of the platforms on which you intend the Licensed Game to be distributed and played.

3.	What is the game’s anticipated retail price at launch?

4.	Please list each source of funding you will receive to fund development of the Licensed Game and the amounts being provided:

Source	Amount
Fig Advance:	$	[____]
[Other Source]:	$	[____]
[Other Source]:	$	[____]

5.	Please list all other co-publishers that will publish or distribute the Licensed Game, if any.

6.	What’s the current state of development of the Licensed Game? How long and how much development work has gone into it so far?

7.	Please list out any anticipated game engines and middleware that you intend to license for the development of the Licensed Game.

8.	When do you expect to complete development of the Licensed Game?

9.	When do you expect to commercially release the Licensed Game?

10.	Please provide comparable games in the market to the Licensed Game, in terms of scope, content and expected commercial performance?

4